Exhibit 3.6

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:37 PM 03/28/2012
FILED 03:17 PM 03/28/2012
SRV 120366395 - 5131488 FILE

CERTIFICATE OF INCORPORATION

OF

MOLSON COORS HOLDCO INC.

1.                                      The name of the corporation is: MOLSON COORS HOLDCO INC.

2.                                      The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

3.                                      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the “Delaware General Corporation Law.”

4.                                      The total number of shares of stock which the corporation shall have authority to issue is: One Hundred Thousand (100,000) shares and the par value of each of such shares is: $0.001 par value per share.

5.                                      The name and mailing address of the incorporator is:

E. Lee Reichert

c/o Molson Coors Brewing Company

1225 17th Street, Suite 3200

Denver, CO 80202

6.                                      The name and mailing address of the person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is:

E. Lee Reichert

c/o Molson Coors Brewing Company

1225 17th Street, Suite 3200

Denver, CO 80202

7.                                      The corporation is to have perpetual existence.

8.                                      In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

a.                                      To make, alter or repeal the bylaws of the corporation.

b.                                      To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

c.                                       To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

d.                                      When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

9.                                      Elections of directors need not be by written ballot unless the bylaws of the corporation shall provide.

10.                               Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

11.                               The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

12.                               A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly have hereunto set his hand this 28th day of March, 2012.

/s/ E. Lee Reichert
E. Lee Reichert
Incorporator